As filed with the Securities and Exchange Commission on April 26, 2013

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HI-TECH PHARMACAL CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	11-2638720

(State or other	(I.R.S. Employer
jurisdiction of	Identification No.)
incorporation or
organization)

369 Bayview Avenue, Amityville, NY 11701
(Address of Principal Executive Offices) (Zip Code)

HI-TECH PHARMACAL CO., INC. 2012 INCENTIVE COMPENSATION PLAN
(Full title of the Plan)

David S. Seltzer
President and Chief Executive Officer
Hi-Tech Pharmacal Co., Inc.
369 Bayview Avenue, Amityville, NY 11710
(Name and address of agent for service)
(631) 789-8228
(Telephone number, including area code, of agent for service)

With a copy to:

Martin M. Goldwyn, Esq.

Tashlik Goldwyn Crandell Levy LLP

40 Cuttermill Road

Great Neck, NY 11021

(516) 466-8005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐

Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐

Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $.01 par value per share	1,500,000 shares	$34.33	$51,495,000	$7,023.92

(1)	The proposed commencement of sales is to be as soon as practicable after the Registration Statement has become effective and upon the exercise of any option granted under the Company’s 2012 Incentive Compensation Plan (the “Plan”).

(2)	There are also being registered hereunder such additional shares of the Registrant’s common stock, par value of $.01 per share, as may be issuable in connection with adjustments under the Plan to reflect certain changes in the Registrant’s capital structure, including stock dividends or stock split-ups pursuant to Rule 416(a) under the Securities Act of 1933, as amended. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Stock reported on the NASDAQ Global Market System on April 25, 2013.

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INTRODUCTION

This Registration Statement on Form S-8 is being filed by Hi-Tech Pharmacal Co., Inc. (the “Registrant” or the “Company”) to register the shares of the Company’s Common Stock available for issuance under the Company’s 2012 Incentive Compensation Plan (the “Plan”). The Plan provides for incentive compensation to the Company’s directors, officers, employees and consultants and replaces the Company’s 2009 Stock Option Plan and the 1994 Directors Stock Option Plan (the “Former Plans”). As of November 7, 2012, the effective date of the Plan, no further grants may be made under the Former Plans, but stock options granted under the Former Plans will continue in effect.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(i).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents which have heretofore been filed by the Company with the Securities and Exchange Commission (the “Commission” or the “SEC”) are incorporated herein by reference into this Registration Statement and shall be deemed to be a part hereof:

(1)	The Company’s Quarterly Reports on Form 10-Q for the periods ended July 31, 2012, October 31, 2012 and January 13, 2013, filed with the SEC on September 10, 2012, December 7, 2102 and March 8, 2013, respectively;

(2)	The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the SEC on July 13, 2012;
(3)	The Company’s Current Reports on Form 8-K, filed with the SEC on July 11, 2012, September 5, 2012, November 8, 2012, November 30, 2012, December 6, 2012, March 8, 2103, and March 13, 2013; and
(4)	The description of the Company’s Common Stock contained in its Registration Statement No. 33-47860 on Form 8-A, dated July 21, 1992, filed with the Commission on July 21, 1992, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereby have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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ITEM 4.	DESCRIPTION OF SECURITIES.

The Company’s Common Stock to be offered pursuant to this Registration Statement has been registered under Section 12 of the 1934 Act, as amended, as described in Item 3 of this Part II.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of the Company’s Common Stock offered hereby will be passed upon for the Company by Tashlik Goldwyn Crandell Levy LLP, 40 Cuttermill Road, Great Neck, New York 11021. Mr. Martin M. Goldwyn, a director of the Company, and a partner of Tashlik Goldwyn Crandell Levy LLP, beneficially owns options to purchase approximately 67,694 shares of Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(A)         Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in a connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL provides that a corporation may relieve its directors from personal liability to the corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGL; and (iv) for any transactions from which the director derived an improper personal benefit.

(B)         Articles NINTH and TENTH of the Company’s Certificate of Incorporation contains the following provision relating to the indemnification of directors and officers:

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NINTH:         “A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No modification or repeal of the provisions of this Article shall adversely affect any right or protection of any director of the Corporation existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection for any acts or omissions of such director occurring prior to such modification or repeal.

TENTH:         The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

(C)          Article XI of the Company’s By-Laws contains the following provisions relating to indemnification of officers and directors:

“Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

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(b)          Right to Advancement of Expenses.  The right to indemnification conferred upon directors and officers in paragraph (a) of this Section shall include the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), shall be made only upon delivery to the corporation of an undertaking (hereinafter, an “undertaking”) by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to the advancement of expenses (including attorneys’ fees), to any employee or agent of the corporation to the fullest extent of the provisions of this Section with respect to advancement of expenses to directors and officers of the corporation.

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(c)          Right of Indemnitee to Bring Suit.  The rights to indemnification and to the advancement of expenses (including attorneys’ fees) conferred in paragraphs (a) and (b) of this Section shall be contract rights. If a claim under paragraph (a) or (b) of this Section is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper under the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the corporation.

(d)         Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(e)          Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.”

The Company has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past, and circumstances in which indemnification and advancement of expenses to such persons are permitted or are discretionary to the greatest extent under Delaware law.

In addition, the Registrant currently maintains liability insurance for its directors and officers insuring them against certain liabilities asserted against them in their capacities as directors or officers or arising out of such status.

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ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following exhibits are submitted herewith or incorporated herein by reference:

Exhibit
Number	Description

5.1	Opinion of Tashlik Goldwyn Crandell Levy LLP to the legality of the shares being registered (filed herewith)

*10.1	Copy of Hi-Tech Pharmacal Co., Inc. 2012 Incentive Compensation Plan (filed as an exhibit to Hi-Tech Pharmacal Co., Inc. Proxy Statement, dated September 28, 2012, filed October 8, 2012, File No. 000-20424)

*10.2	Copy of Hi-Tech Pharmacal Co., Inc. Stock Option Agreement (filed as Exhibit 10.2 to the Hi-Tech Pharmacal Co., Inc. Registration Statement on Form S-1, No. 33-47860)

23.1	Consent of EisnerAmper LLP (filed herewith)

23.2	Consent of Tashlik Goldwyn Crandell Levy LLP (included in Exhibit 5.1)

* Incorporated herein by reference

ITEM 9.	UNDERTAKINGS.

a.           The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)         That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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[SIGNATURES ON THE NEXT PAGE]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Amityville, State of New York, on the 25th day of April, 2013.

HI-TECH PHARMACAL CO., INC.

By:	/s/David S. Seltzer
David S. Seltzer
Chairman of the Board, Chief
Executive Officer, President
and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of HI-TECH PHARMACAL CO., INC., hereby constitute and appoint David S. Seltzer and William Peters, and each of them, as our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to do be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/David S. Seltzer
David S. Seltzer	Chairman of the Board,	April 24, 2013
Chief Executive Officer,
President, Secretary
and Treasurer and Director

/s/William Peters
William Peters	Vice President and	April 25, 2013
Chief Financial Officer

/s/Reuben Seltzer
Reuben Seltzer	Vice Chairman - Business	April 25, 2013
Development and Director

/s/Martin M. Goldwyn
Martin M. Goldwyn	Director	April 25, 2013

/s/Jack van Hulst
Jack van Hulst	Director	April 23, 2013

/s/Yashar Hirshaut, M.D.
Yashar Hirshaut, M.D.	Director	April 25, 2013

/s/Anthony J. Puglisi
Anthony J. Puglisi	Director	April 25, 2013

Bruce W. Simpson	Director

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

Exhibit 5.1	Opinion of Tashlik Goldwyn Crandell Levy LLP (filed herewith)

Exhibit 10.1 *	Copy of Hi-Tech Pharmacal Co., Inc. 2012 Incentive Compensation Plan (filed as an exhibit to Hi-Tech Pharmacal Co., Inc. Definitive Proxy Statement, dated October 8, 2012, filed September 28, 2012, File No. 000-20424)

Exhibit 10.2 *	Copy of Hi-Tech Pharmacal Co., Inc. Stock Option Agreement (filed as Exhibit 10.2 to the Hi-Tech Pharmacal Co., Inc. Registration Statement on Form S-1, No. 33-47860)

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

Exhibit 23.2	Consent of Counsel (included in Exhibit 5.1)

Exhibit 24.1	Power of Attorney (included on signature page)

* Incorporated herein by reference

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